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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF GRAHAM & DUNN PC]



August 30, 1999







Harbor Bancorp, Inc.                               Pacific Financial Corporation
300 East Market                                    1007 South Pacific
P.O. Box 1826                                      P.O. Box 738
Aberdeen, Washington  98520                        Long Beach, Washington  98631

         RE:      HOLDING COMPANY MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger ("Merger") of Pacific Financial Corporation ("Pacific") into Harbor Bancorp, Inc. ("Harbor").

         We have acted as legal counsel to Harbor in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

      a. The Agreement and Plan of Merger, dated June 9, 1999, between Harbor and Pacific ("Merger Agreement");

      b. Form S-4 Registration Statement of Harbor filed with the Securities and Exchange Commission on August 30, 1999 ("Registration Statement");

      c. The Proxy Statement of Harbor and the Proxy Statement of Pacific (both included as part of the Registration Statement)("Joint Proxy Statement");

      d. The factual representations set forth in a letter from Harbor and Pacific, dated August 30, 1999 ("Representation Letter"); and

      e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

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Harbor Bancorp, Inc.
Pacific Financial Corporation
August 30, 1999
Page 2

                  We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, that the Merger will be effected in accordance with the terms of the Merger Agreement, and that the representations contained in the Representation Letter will be true and complete at the effective date of the Merger.

         In connection with the Merger and pursuant to the Merger Agreement, each share of Pacific voting common stock will be exchanged for shares of Harbor voting common stock, based on the exchange rate established in the Merger Agreement. No fractional shares will be issued; cash will be paid in lieu of fractional share interests. Pacific shareholders who perfect their dissenters' rights under state law will be paid the cash value of their Pacific shares. Such payments will be made by Pacific without reimbursement by Harbor. Upon the consummation of the Merger, Harbor will continue the historic business of both Pacific and Harbor under the name Pacific Financial Corporation.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

      1. The merger of Pacific into Harbor for cash and for Harbor voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). Pacific and Harbor will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. No gain or loss will be recognized by Pacific shareholders upon the receipt of Harbor voting common stock in exchange for their shares of Pacific stock, except with respect to cash received in lieu of fractional share interests, pursuant to
                  Section 354(a)(1) of the Code.

      3. The basis of the shares of Harbor voting common stock received by Pacific shareholders will be the same as the basis of the Pacific stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received, pursuant to Section 358(a)(1) of the Code.

      4. The holding period of the shares of Harbor voting common stock received by Pacific shareholders will include the holding period during which the Pacific stock surrendered in exchange therefor was held, provided that the shares of Pacific stock were held as a capital asset in the hands of the exchanging

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Harbor Bancorp, Inc.
Pacific Financial Corporation
August 30, 1999
Page 3

                  shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

      5. Where cash is received by any shareholder of Pacific in exchange for the surrender of such shareholder's Pacific stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her Pacific stock, subject to the provisions and limitations of Section 302 of the Code.

      6. No gain or loss will be recognized by Pacific upon the transfer of its assets to Harbor, pursuant to Sections 361 and 357(a) of the Code.

      7. The basis of the assets of Pacific acquired by Harbor will be the same as the basis of Pacific in the assets immediately before the Merger, pursuant to Section 362(b) of the Code.

      8. The holding period of the assets acquired by Harbor will include the period such assets were held by Pacific, pursuant to Section 1223(2) of the Code.

      9. No gain or loss will be recognized by Harbor upon the receipt by Harbor of the assets of Pacific, as described above.

         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of Harbor, the shareholders of Harbor, and the shareholders of Pacific, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Federal Income Tax Consequences of the Merger"

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Harbor Bancorp, Inc.
Pacific Financial Corporation
August 30, 1999
Page 4

in the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                                     Very truly yours,

                                                      GRAHAM & DUNN

                                                     /s/ Graham & Dunn